UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 19, 2006

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

4400 Main Street, Kansas City, MO                     64111

(Address of Principal Executive Offices)                 (Zip Code)

(816) 753-6900

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 1.01	Entry into a Material Definitive Agreement

On April 19, 2006, H&R Block, Inc. (the “Company”) entered into a settlement agreement regarding litigation entitled Lynne A. Carnegie, et al. v. Household International, Inc., H&R Block, Inc., et al., (the “Carnegie Settlement Agreement”). The Carnegie litigation pertains to the Company’s refund anticipation loan (“RAL”) programs as reported in previous current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

The parties to the Carnegie Settlement Agreement include (i) Lynne A. Carnegie, on behalf of herself and the settlement class; (ii) the Company, H&R Block Services, Inc., H&R Block Tax Services, Inc., Block Financial Corporation, HRB Royalty, Inc. and H&R Block Eastern Enterprises, Inc. (collectively, the “Block Parties”); and (iii) HSBC Finance Corporation, HSBC Taxpayer Financial Services Inc. and Beneficial Franchise Company Inc. (collectively, the “Household Parties”). The Block Parties and the Household Parties are parties to various agreements pertaining to the Company’s RAL programs as reported in the Company’s annual report on Form 10-K/A for the fiscal year ended April 30, 2005, which is incorporated herein by reference.

Pursuant to the Carnegie Settlement Agreement’s terms, the Block Parties and the Household Parties will equally contribute a total of $39 million in cash for purposes of making payments to the settlement class, paying all attorneys’ fees and costs to class counsel, incentive payment awards to plaintiff and all notice and administration costs.

The Carnegie Settlement Agreement covers RALs that were funded by Beneficial National Bank and offered through H&R Block offices from April 8, 1994 through December 31, 1996 (the “Class Period”). The settlement class consists of approximately 1.7 million class members who made approximately 2 million individual RAL transactions during the Class Period.

The Carnegie Settlement Agreement is contingent upon receiving applicable court approval.

A copy of the press release issued by the parties on April 19, 2006 is furnished with this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release, dated April 19, 2006, entitled “Parties Reach RAL Settlement Agreement”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	April 20, 2006	By:/s/ Nicholas J. Spaeth
Nicholas J. Spaeth
Senior Vice President, Chief Legal Officer

EXHIBIT INDEX

Exhibit 99.1	Press Release issued April 19, 2006—“Parties Reach RAL Settlement Agreement.”